                                                                   EXHIBIT 11.1

                     FRITZ COMPANIES, INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS

                 AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS


                                                                                    Five Months      Twelve Months
                                                  Twelve Months Ended May 31,       Ended May 31,   Ended December 31,
                                                    1997              1996              1995(a)           1994
                                                  --------------------------        --------------------------------
PRIMARY
Average common shares outstanding                   35,128            34,239            32,876             30,392
Net effect of dilutive stock options
   - based on the treasury stock method
     using the average market price                    394             1,508                 0              1,160
                                                  --------          --------          --------           --------

Total                                               35,522            35,747            32,876             31,552
                                                  ========          ========          ========           ========

Net income (loss)                                 $    308          $ 25,001          $ (8,319)          $ 30,133
                                                  ========          ========          ========           ========

Net income (loss) per common share                $   0.01          $   0.70          $  (0.25)          $   0.96
                                                  ========          ========          ========           ========

FULLY DILUTED

Average common shares outstanding                   35,128            34,239            32,876             30,392
Net effect of dilutive stock options
   - based on the treasury stock method
     using the year-end market price,
     if higher than average market price               398             1,557                 0              1,556
                                                  --------          --------          --------           --------

Total                                               35,526            35,796            32,876             31,948
                                                  ========          ========          ========           ========

Net income (loss)                                 $    308          $ 25,001          $ (8,319)          $ 30,133
                                                  ========          ========          ========           ========

Net income (loss) per common share                $   0.01          $   0.70          $  (0.25)          $   0.94
                                                  ========          ========          ========           ========




(a)  Stock options for five months ended May 31, 1995 are anti-dilutive.